                                EXHIBIT 10.74

                                                                   EXHIBIT 10.74

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                            TIME BROKERAGE AGREEMENT

                                 BY AND BETWEEN

                    PAXSON COMMUNICATIONS OF SAN JUAN, INC.

                                      AND

                               S & E NETWORK INC.

                                      FOR

               TELEVISION STATIONS WSJN-TV, SAN JUAN, PUERTO RICO
                          WKPV(TV), PONCE, PUERTO RICO
                      WJWN-TV, SAN SEBASTIAN, PUERTO RICO


                                JANUARY 31, 1996


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
                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
SECTION 1.  LEASE OF STATION AIR TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
            1.1     Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
            1.2     Effective Date; Term . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            1.3     Scope  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            1.4     Option to Renew  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            1.5     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            1.6     Licensee Operation of Station  . . . . . . . . . . . . . . . . . . . . . . 2
            1.7     Licensee Representations and Warranties  . . . . . . . . . . . . . . . . . 3
            1.8     Licensee Funding.    . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
            1.9     Programmer Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . 4
            1.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
            1.11    Programming Services . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 2.  STATIONS OBLIGATIONS TO ITS COMMUNITY OF LICENSE. .  . . . . . . . . . . . . . . . 4
            2.1     Licensee Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
            2.2     Additional Licensee Obligations  . . . . . . . . . . . . . . . . . . . . . 5
            2.3     Responsibility for Employees and Expenses  . . . . . . . . . . . . . . . . 5

SECTION 3.  STATIONS PROGRAMMING POLICIES . . . . . . . . . . . . . . . . . . . . . . . . .  . 5
            3.1     Broadcast Stations Programming Policy Statement  . . . . . . . . . . . . . 5
            3.2     Licensee Control of Programming  . . . . . . . . . . . . . . . . . . . . . 6
            3.3     Programmer Compliance with Copyright Act . . . . . . . . . . . . . . . . . 6
            3.4     Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
            3.5     Children's Television Advertising  . . . . . . . . . . . . . . . . . . . . 7
            3.6     Payola . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
            3.7     Cooperation on Programming . . . . . . . . . . . . . . . . . . . . . . . . 7
            3.8     Staffing Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 4.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
            4.1     Programmer's Indemnification . . . . . . . . . . . . . . . . . . . . . . . 8
            4.2     Licensee's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 8
            4.3     Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
            4.4     Time Brokerage Challenge . . . . . . . . . . . . . . . . . . . . . . . . . 8

SECTION 5.  ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE  . . . . . . . . . . . . . . . . 8
            5.1     Confidential Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
            5.2     Political Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . 9

SECTION 6.  TERMINATION AND REMEDIES UPON DEFAULT  . . . . . . . . . . . . . . . . . . . . . . 9
            6.1     Voluntary Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . 9

             6.2    Automatic Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
             6.3    Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
             6.4    Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 7.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  10
            7.1     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            7.2     Call Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            7.3     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            7.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            7.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            7.6     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            7.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            7.8     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            7.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
            7.10    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
            7.11    No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                            TIME BROKERAGE AGREEMENT


         TIME BROKERAGE AGREEMENT, made this 31st day of January, 1996, by and between S & E Network Inc., a Puerto Rico corporation (the "Licensee") and Paxson Communications of San Juan, Inc., a Florida corporation (the "Programmer").

         WHEREAS, Licensee is the owner and operator of Television Stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico (the "Stations");

         WHEREAS, Licensee operates Stations WKPV(TV) and WJWN-TV as satellites of Station WSJN-TV;

         WHEREAS, Licensee, Programmer and Licensee's sole shareholder, Housing Development Associates S.E. ("HDA") have simultaneously entered into a Stock Purchase Agreement providing for Programmer to purchase fifty percent (50%) of the Stock of Licensee following receipt of all required FCC approvals;

         WHEREAS, Programmer is involved in television station ownership and operation;

         WHEREAS, the Licensee wishes to retain Programmer to provide programming for the Stations that is in conformity with the Station's policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof;

         WHEREAS, Programmer agrees to use the Stations to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to Licensee's full authority to manage and control the operation of the Station's; and

         WHEREAS, Programmer and Licensee agree to cooperate to make this Time Brokerage Agreement work to the benefit of the public and both parties and as contemplated in this Agreement.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1.  LEASE OF STATION AIR TIME

         1.1 Representations. Both Licensee and Programmer represent that they are legally qualified, empowered and able to enter into this Agreement and that the execution, delivery, and performance hereof shall not constitute a breach or violation of any material agreement, contract or other obligation to which either party is subject or by which it is bound.

         1.2 Effective Date; Term. The effective date of this Agreement shall be February 1, 1996. It shall continue in force for an initial term of twelve months from that date unless otherwise extended or terminated as set forth below.

         1.3 Scope. During the term of this Agreement and any renewal thereof, Licensee shall make available to Programmer broadcast time upon the Stations as set forth in this Agreement. Programmer shall deliver such programming, at its expense, to the Stations' transmitter facilities or other authorized remote control points as reasonably designated by Licensee and Programmer shall have the right to produce its programming (including commercials and related production facilities) from the Stations' existing studio and production facilities. Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide programming of Programmer's selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to one hundred sixty-two hours per week. Notwithstanding the foregoing, the Licensee may designate such additional time as it may require without any adjustment of the monthly consideration to be paid to Licensee under Section 1.5 for the broadcast of certain programming pursuant to Licensee's existing broadcast agreement with El Comandante Operating Company, Inc. and any other programming necessary for the Stations to broadcast news, public affairs, children's, religious and non-entertainment programming as required by the FCC. All program time not reserved by or designated for Licensee shall be available for use by Programmer and no other party.

         1.4     Option to Renew.  Subject to the termination provisions of
Section 6 hereof, this Agreement may be renewed for an additional term as mutually agreed upon by the Licensee and the Programmer except that this Agreement shall be automatically extended for such time as is necessary to permit the FCC to approve Programmer's purchase of Stock in the Licensee pursuant to the Stock Purchase Agreement.

         1.5 Consideration. As consideration for the air time made available hereunder Programmer shall make payments to Licensee as set forth in
Schedule 1.5.

         1.6 Licensee Operation of Station. Licensee will have full authority, power and control over the management and operations of the Stations during the term of this Agreement and during any renewal of such term.
Licensee will bear all responsibility for the Stations' compliance with all applicable provisions of the Communications Act of 1934, as amended, (the "Act") the rules, regulations and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all operating costs of the Stations, including but not limited to maintenance of the studio and transmitting facility and costs of electricity, except that Programmer shall be responsible for the costs of its programming as provided in Sections 1.8 and 2.3 hereof. Licensee shall employ at its expense management level and other employees who will direct the day-to-day operations of the Stations, and who will report to and be accountable to the Licensee. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Stations and shall maintain insurance satisfactory to Programmer covering the Stations' transmission facilities.

         1.7 Licensee Representations and Warranties. Licensee represents and warrants as follows:

                 Licensee owns and holds or will hold all licenses and other permits and authorizations necessary for the operation of the Stations, and such licenses, permits and authorizations are and will be in full force and effect throughout the term of this Agreement. There is not now pending, or to Licensee's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. Licensee shall not take any action or omit to take any action which would have a material adverse impact upon the Licensee, the Stations or upon Licensee's ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any renewal thereof, will be filed in a timely and complete manner. During the term of this Agreement and any renewal thereof, Licensee shall not dispose of, transfer, assign or pledge any of Licensee's assets and properties except with the prior written consent of the Programmer, if such action would materially adversely affect Licensee's performance hereunder or the business and operations of Licensee or the Stations permitted hereby.

         1.8     Licensee Funding.

                 (a) Licensee shall pay, in a timely fashion, all of the expenses incurred in operating the Stations including salaries and benefits of its employees, lease payments, utilities, taxes, programming expenses, etc., as set forth in Schedule 1.8 (except those for which a good faith dispute has been raised with the vendor or taxing authority the "Operating Expenses" and all capital improvements identified on Schedule 1.8A (the Capital Expenses") hereto. To the extent that Licensee's operating cash flow is insufficient to pay the Stations' Operating Expenses and Capital Expenses each month, Programmer shall provide the necessary funds to cover the Operating Expenses and one-half of the Capital Expenses upon request by Licensee. Such funds shall be provided by Programmer as loans to Licensee. Funds provided as loans for Capital Expenses shall be evidenced by and payable in accordance with a Capital Funding Note in the form attached as Schedule 1.8B and funds provided as loans for Operating Expenses shall be evidenced by and payable in accordance with a Revolving Cash Flow Note in the form attached as Schedule 1.8C. The Capital Funding Note shall be repaid in full before any payment shall be made on the Revolving Cash Flow Note. Until payment in full of the Licensee's obligations under the Capital Funding Note and the Revolving Cash Flow Note, Licensee shall not declare or pay any dividends or repay any indebtedness to HDA except for amounts payable to Licensee by

Programmer pursuant to Section 1.5 hereto or as otherwise permitted under the Stock Purchase Agreement.

         To the extent that the Station's cash receipts exceed the Stations' operating expenses (excluding non-cash charges), that amount shall be distributed, on a quarterly basis, with one-half to HDA and one-half to Programmer (as a programming service fee); provided, however, that if there are any outstanding amounts due under the Capital Funding Note or the Revolving Cash Flow Note, those amounts shall be paid prior to any distribution to HDA or Programmer.

         1.9 Programmer Responsibility. Programmer shall be solely responsible for any expenses incurred in the origination and/or delivery of its programming and for any publicity or promotional expenses incurred by Programmer, including, without limitation, ASCAP and BMI music license fees for all programming provided by Programmer. Such payments by Programmer shall be in addition to any other payments to be made by Programmer under this Agreement.

         1.10 Contracts. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval.

         1.11 Programming Services. Subject to the direction and control of Licensee, Programmer shall perform all marketing, sales, billing, collection, engineering, and maintenance services requested by Licensee in connection with Licensee's operation of the Stations.

SECTION 2.  STATIONS OBLIGATIONS TO ITS COMMUNITY OF LICENSE

         2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of viewers in the Stations' service area and the educational and informational needs of children. From time to time the Licensee shall air specific programming on issues of importance to the local community and educational and informational programming for children. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the Act and the rules and policies of the FCC.

         2.2 Additional Licensee Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Stations, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the good faith judgment of Licensee, is of greater local or national public importance. Licensee shall also coordinate with Programmer the Stations' hourly Stations identification and any other announcements required to be aired by FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, shall maintain its local public inspection file in accordance with FCC rules, regulations and policies, and shall prepare and place in such inspection file or files in a timely manner all material required by Section 73.3526 of the FCC rules, including without limitation the Stations' quarterly issues and program lists; information concerning the broadcast of children's educational and informational programming; and documentation of compliance with commercial limits applicable to certain children's television programming. Programmer shall, upon request by Licensee, provide Licensee with such information concerning Programmer's programs and advertising as is necessary to assist Licensee in the preparation of such information. Licensee shall also maintain the Stations logs, receive and respond to telephone inquiries, and control and oversee any remote control point which may be established for the Stations.

         2.3 Responsibility for Employees and Expenses. Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming and performance of its services hereunder (including, but not limited to, salespeople, technical staff, traffic personnel, board operators and programming staff). Licensee will provide and be responsible for the Stations' personnel necessary for the broadcast transmission of its own programs (including, without limitation, the Stations's General Manager and such operational and other personnel as may be necessary or appropriate), and will be responsible for the salaries, taxes, benefits, insurance and related costs for all the Licensee's employees used in the broadcast transmission of its programs and necessary to other aspects of the Stations operation. Whenever on the Stations' premises, all personnel shall be subject to the overall supervision of Licensee's General Manager.

SECTION 3.  STATIONS PROGRAMMING POLICIES

         3.1 Broadcast Stations Programming Policy Statement. Licensee has adopted and will enforce a Broadcast Stations Programming Policy Statement (the "Policy Statement"), a copy of which appears as Schedule 3.1 hereto and which may be amended in a reasonable manner from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all changes subsequently made by Licensee or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Attachment III hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Programmer. If Licensee determines that a program supplied by Programmer is for any reason, within Licensee's sole discretion, unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement it may, upon prior written notice to Programmer (to the extent time permits such notice), suspend or cancel such program without liability to Programmer. Licensee will use reasonable efforts to provide such written notice to Programmer prior to the suspension or cancellation of such program.

         3.2 Licensee Control of Programming. Programmer recognizes that the Licensee has full authority to control the operation of the Stations. The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Programmer's programming which Licensee believes to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the programming supplied to Licensee and shall give Licensee at least twenty-four (24) hours notice of substantial and material changes in such programming.

         3.3 Programmer Compliance with Copyright Act. Programmer represents and warrants to Licensee that Programmer has full authority to broadcast its programming on the Stations, and that Programmer shall not broadcast any material in violation of the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. Licensee will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

         3.4 Sales. Programmer may sell commercial announcements on the Stations in combination with other stations owned or programmed by Programmer and the revenues from programming on the Stations shall be paid to Licensee. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Licensee.

         3.5 Children's Television Advertising. Programmer agrees that it will not broadcast advertising within programs originally designed for children aged 12 years and under in excess of the amounts permitted under applicable FCC rules, and will take all steps necessary to pre-screen children's programming broadcast during the hours it is providing such programming, to establish that advertising is not being broadcast in excess of the applicable FCC rules.

         3.6 Payola. Programmer agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Programmer agrees to annually, or more frequently at the request of the Licensee, execute and provide Licensee with a

Payola Affidavit from each of its employees involved with the Stations substantially in the form attached hereto as Schedule 3.6.

         3.7 Cooperation on Programming. Programmer and Licensee mutually acknowledge their interest in ensuring that the Stations serve the needs and interests of the Stations' communities of license and agree to cooperate to provide such service. Licensee shall, on a regular basis, assess the issues of concern to residents of this service area and address those issues in its public service programming. Programmer, in cooperation with Licensee, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements. Licensee will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Stations' public inspection file as required by FCC rules. Further, Licensee may request, and Programmer shall provide, information concerning such of Programmer's programs as are responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Licensee shall also evaluate the local need for children's educational and informational programming and shall inform Programmer of its conclusions in that regard. Licensee, in cooperation with Programmer, will ensure that educational and informational programming for children is broadcast over the Stations in compliance with applicable FCC requirements. Programmer shall also provide Licensee upon request such other information as is necessary to enable Licensee to prepare records and reports required by the Commission or other local, state or federal government entities.

         3.8 Staffing Requirements. Licensee will be in full compliance with the main studio staff requirements as specified by the FCC.

SECTION 4.  INDEMNIFICATION

         4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from (i) Programmer's breach of any representation, warranty, covenant or agreement contained in this Agreement, or
(ii) any claims relating to programming provided by Programmer and Programmer's broadcast and sale of advertising time on the Stations.

         4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee's breach of any representation, warranty, covenant or agreement contained in this Agreement.

         4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

         4.4 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Stations' license renewal application, counsel for the Licensee and counsel for the Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the FCC Staff, then the parties shall reform the Agreement as necessary to satisfy the FCC Staff's concerns in a manner that preserves the economic arrangement between the parties or, at Programmer's option and expense, seek reversal of the Staff's decision and approval from the full Commission or a court of law.


SECTION 5.  ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE

         5.1 Confidential Review. Prior to the commencement of any programming by Programmer under this Agreement, Programmer shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee shall be entitled to review at its discretion from time to time on a confidential basis any of Programmer's programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), and copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

         5.2 Political Advertising. Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political broadcasting. Licensee shall promptly supply to Programmer, and Programmer shall promptly supply to Licensee, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. Licensee, in consultation with Programmer, shall develop a statement which discloses its political broadcasting policies to political candidates, and Programmer shall follow those policies and rates in the sale of political programming and advertising. In the event that Programmer, in the reasonable judgment of Licensee, fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Programmer shall either provide rebates to political advertisers or release broadcast time and/or advertising availabilities to Licensee at no cost to Licensee.

SECTION 6.  TERMINATION AND REMEDIES UPON DEFAULT

         6.1 Voluntary Termination. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                 (a) subject to the provisions of Section 7.9, this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and is no longer subject to further administrative or judicial review;

                 (b) the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                 (c)      the mutual consent of both parties; or

                 (d) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Buyer and Seller, to remove and/or eliminate the violation.

         6.2 Automatic Termination. This Agreement shall be terminated automatically without any notice upon the occurrence of any of the following:

                 (a) the closing of Programmer's purchase of fifty percent (50%) of the Stock in Licensee pursuant to the Stock Purchase Agreement; or

                 (b)      the termination of the Stock Purchase Agreement;

         6.3 Force Majeure. Any failure or impairment of the Stations' facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee, or for power reductions necessitated for maintenance of the Stations or for maintenance of other Stations located on the towers from which the Stations will be broadcasting, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer for reimbursement or reduction of the consideration owed to Licensee.

         6.4 Other Agreements. During the term of this Agreement or any renewal hereof, neither Licensee nor Programmer will enter into any other agreement with any other person that would conflict with or result in a material breach of this Agreement by such party.

SECTION 7.  MISCELLANEOUS

         7.1     Assignment.

                 (a) Neither this Agreement nor any of the rights, interests or obligations of either party hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Programmer shall have the right to collaterally assign its rights and interests hereunder to its senior lenders.

                 (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.


         7.2 Call Letters. Upon request of Programmer, subject to the consent of the Licensee, Licensee shall apply to the FCC for authority to change the call letters of the Stations (with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensee must coordinate with Programmer any proposed changes to the call letters of the Stations before taking any action to change such letters.

         7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         7.4 Entire Agreement. This Agreement and the Attachments hereto embody the entire agreement and understanding of the parties relating to the operation of the Stations. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         7.5 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes, if any, to which the consideration specified in Section 1.5 herein is subject, provided that Licensee is responsible for payment of its own income taxes.

         7.6 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         7.7 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida.

         7.8 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

         To Programmer:           Paxson Communications of San Juan, Inc.
                                  601 Clearwater Park Road
                                  West Palm Beach, Florida   33401
                                  Attention:  Lowell W. Paxson

         To Licensee:             S & E Network Inc.
                                  El Comandante Race Track
                                  Canonvanas, Puerto Rico   00729
                                  Attention:  President

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this
Section 7.8.

         7.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise a substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.

         7.10 Arbitration. Any dispute arising out of or related to this Agreement that Licensee and Programmer are unable to resolve by themselves shall be settled by arbitration in Washington, D.C. by a panel of three arbitrators. Licensee and Programmer shall each designate one disinterested arbitrator and the two arbitrators designed shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensee and Programmer. The costs and expenses of the arbitration proceeding shall be assessed between Licensee and Programmer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Licensee or Programmer against the other except: (i) an action to compel arbitration pursuant to this Section; or (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) an action exclusively seeking a temporary restraining order, preliminary injunction or injunction.

         7.11 No Joint Venture. Nothing in this Agreement shall be deemed to create a joint venture between the Licensee and the Programmer. The parties intend that Programmer conduct itself in a manner so as to be an independent contractor.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                  LICENSEE:        S & E NETWORK INC.




                                  By:   /s/ Donald G. Blakeman
                                     -------------------------------------------
                                  Name:  Donald G. Blakeman
                                  Title: Executive Vice President



                                  PROGRAMMER:      PAXSON COMMUNICATIONS
                                                   OF SAN JUAN, INC.




                                  By:   /s/ Lowell W. Paxson
                                      ------------------------------------------
                                  Name:  Lowell W. Paxson
                                  Title: Chairman

                                                                    SCHEDULE 1.5

                             Compensation Schedule

         During the term of this Agreement, Programmer shall pay Licensee a monthly fee (beginning on the effective date of this Agreement) of Twenty Three Thousand Three Hundred Thirty Three Dollars ($23,333.00)

         Payments shall be made by delivery of a check to Licensee at an address to be designed.

                                                                    SCHEDULE 1.8


                  Categories of Anticipated Stations Expenses


                          (1)     Lease and Utility Payments

                          (2)     Employee Salaries and Benefits

                          (3)     Property Insurance and Property Taxes

                          (4)     Fees, Licenses and Professional Fees

                          (5)     Miscellaneous Stations Expenses

                          (6)     Equipment Repair and Replacement

                          (7) Mutually Agreed Upon Employee Expenses and Out of Pocket Costs of Programmer

                                                                   SCHEDULE 1.8A


                              Capital Improvements


         To maintain reliable long term operations, Licensee and Programmer agree that the WSJN-TV transmitter site needs additional air conditioning. To meet that need, an additional five-ton unit and step-down transformer will be required at the cost of $6,500. Environmental compliance at the WSJN-TV site requires that the fuel storage tank be placed in a containment area at a cost of about $1,000. Additional improvements at the Stations needed for redundancy as mutually agreed to by Licensee and Programmer.

                                                                    SCHEDULE 3.1



                Broadcast Stations Programming Policy Statement

                BROADCAST STATIONS PROGRAMMING POLICY STATEMENT

         The following sets forth the policies generally applicable to the presentation of programming and advertising over Television Stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico. All programming and advertising broadcast by the Stations must conform to these policies and to the provisions of the Communications Act of 1934, as amended [the "Act"], and the Rules and Regulations of the Federal Communications Commission ["FCC"].

Stations Identification

Each Station must broadcast a Station identification announcement once an hour as close to the hour as feasible in a natural break in the programming. The announcement must include (1) the Station's call letters (currently, _____); followed immediately by (2) the Station's city of license ( __________, Puerto
Rico).

Broadcast of Telephone Conversations

Before recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrence, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the Stations to broadcast telephone calls.

Sponsorship Identification

When money, service, or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the Stations at the time of broadcast shall announce (1) that the matter is sponsored, either whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the Stations in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes duration or less, the required announcement need only be made either at its beginning or end.

Prior to any sponsored broadcast involving political matters or controversial issues, the Stations shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the Stations's public inspection file.

Payola/Plugola

The Stations, its personnel, or its programmers shall not accept or agree to accept from any person any money, service, or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the Stations so that all required Stations identification announcements can be made. All persons responsible any Station's programming must, from time to time, execute such documents as may be required by Station's management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

Rebroadcasts

The Stations shall not rebroadcast the signal of any other broadcast stations without first obtaining such station's prior written consent to such rebroadcast.

Fairness

Stations shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

Personal Attacks

The Stations shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of views on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to Stations management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

Political Editorials

Unless specifically authorized by Stations' management, the Stations shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

Political Broadcasting

All "uses" of the Stations by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

Obscenity and Indecency

The Stations shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary artistic, political or scientific value.

The Stations shall not broadcast any indecent material outside of the periods of time prescribed by the Commission. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

Billing

No entity which sells advertising for airing on the Stations shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the subject of the bill or invoice. No entity which sells advertising for airing on the Stations shall misrepresent the nature or content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

Contests

Any contests conducted on the Stations shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

Hoaxes

The Stations shall not knowingly broadcast false information concerning a crime or catastrophe.

Children's Programming

The Stations shall broadcast reasonable amounts of educational and informational programming designed for children aged 16 years and younger.

Children's Advertising

Programming designed for children aged 12 years and younger shall not include more than 12 minutes of commercial matter per hour, Monday through Friday, and shall not include more than 10.5 minutes of commercial matter per hour on weekend programming. There shall be no host selling, as that term is defined by the FCC, in children's programming on the Stations.

Emergency Information

Any emergency information which is broadcast by the Stations shall be transmitted both aurally and visually or only visually.

Lottery

The Stations shall not advertise or broadcast any information concerning any lottery (except the Puerto Rican Lottery). The Stations may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in certain situations, by commercial organizations, if and only if there is no state or local restriction or ban on such advertising or information and the lottery is legal under state or local law. Any and all lottery advertising must first be approved by Stations management.

Advertising

Stations shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

Programming Prohibitions.

Knowing broadcast of the following types of programs and announcements is prohibited:

         False Claims.  False or unwarranted claims for any product or service.

         Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

         Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

         Profanity. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, as evaluated by Stations management.

         Violence.  Any programs which are excessively violent.

         Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

                                                                    SCHEDULE 3.6


                                Payola Statement

                            FORM OF PAYOLA AFFIDAVIT


City of _______________________                  )
                                                 )
County of ______________________        )        SS:
                                                 )
State of _______________________                 )

                         ANTI-PAYOLA/PLUGOLA AFFIDAVIT

________________________, being first duly sworn, deposes and says as follows:

1.       He is _____________________ for _____________________.  Position

2.       He has acted in the above capacity since ____________.

3. No matter has been broadcast by Stations _____ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he is aware, no matter has been broadcast by Stations _____ for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Stations _____ or by any independent contractor engaged by Stations _____ in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In future, he will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation or presentation of broadcast matter on Stations _____.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. He, his spouse and his immediate family do___ do not___ have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

         1.      The publishing of music;

         2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

         3. The exploitation, promotion, or management or persons rendering artistic, production and/or other services in the entertainment field;

         4. The ownership or operation of one or more radio or television Stations;

         5. The wholesale or retail sale of records intended for public purchase;

         6. Advertising on Stations _____, or any other Stations owned by its licensee (excluding nominal stockholdings in publicly owned companies).

8. The facts and circumstances relating to such interest are none____ as follows___:

         ----------------------------------------------------------------------

         ----------------------------------------------------------------------



                                              --------------------------------
                                              Affiant
Subscribed and sworn to before me
this        day of                , 19   .
     ------        ---------------    ---


------------------------------------------
Notary Public

My Commission expires:                    .
                       -------------------